Exhibit 99.1

Thor Announces Results for First Quarter of Fiscal 2019

  Optimistic about long-term growth as consumer sentiment and spending remain strong
  Acquisition of Erwin Hymer Group (EHG) is proceeding as planned, with expected closing near the end of the calendar year
  Quarterly results significantly impacted by acquisition-related costs totaling $57.1 million, or $1.02 per share

ELKHART, Ind.--(BUSINESS WIRE)--December 6, 2018--Thor Industries, Inc. (NYSE:THO) today announced first- quarter results with net sales of $1.76 billion, down 21.3% from the record prior-year first quarter, and income before taxes of $31.5 million, a decrease of 83.2%. Net income and diluted earnings per share for the first quarter of fiscal 2019 were $14.0 million and $0.26, respectively. This compares to net income and diluted earnings per share in the prior-year first quarter of $128.4 million and $2.43, respectively.

First quarter fiscal 2019 financial results reflect the impact of continued progress in balancing production and market demand and transaction-related expenses related to the pending acquisition of EHG.

  Balancing Production and Demand: The dealer inventory rationalization process is proceeding as expected. During the quarter, Thor increased its promotional efforts to assist dealers in reducing inventory to better reflect current retail demand levels. Thor continues to adjust production to match current wholesale demand while positioning the Company for long-term growth and shorter lead times with capacity expansions completed in fiscal 2018. Dealers have also remained disciplined with regard to inventory levels, which has resulted in the limited ability of manufacturers to pass along price increases.
  Effects of Capacity Expansion: Following inventory constraints experienced in 2017, Thor strategically increased capacity in 2018 to alleviate the pressures of longer production lead times and meet expected long-term demand growth for the Company's products. Since the completion of a number of these expansion projects, dealers have taken steps to reduce their inventory, resulting in the Company taking steps to balance production levels with current wholesale demand. Thor continues to review backlog for each product line in each production facility and adjust production levels accordingly.
  Foreign Currency Forward Contract: On September 18, 2018, the Company entered into a foreign currency forward contract in the amount of €1.625 billion related to the cash portion of the purchase price of EHG. The contract does not qualify as a hedging instrument for accounting purposes, and therefore changes in fair value are reported in current period earnings. As a result of the change in the U.S. dollar-Euro exchange rate from the date of the establishment of the contract and the end of the fiscal first quarter on October 31, 2018, the Company recorded a non-cash, mark-to-market loss on the forward contract of approximately $42.6 million. The forward contract is a prudent way to stabilize the EHG acquisition price by locking in the exchange rate and mitigating the impact of exchange rate volatility on the ultimate U.S. dollar amount Thor will pay for the acquisition.
  Transaction Costs: Thor incurred $14.5 million in costs related to the pending acquisition of EHG, comprised primarily of legal, professional and advisory fees related to financial due diligence and preliminary implementation costs, rating agency fees and regulatory review costs.

In aggregate, the acquisition-related costs for the foreign currency forward contract and transaction costs totaled approximately $57.1 million, or $1.02 per diluted share, in the fiscal first quarter.

“Our underlying markets remain healthy as consumer confidence is high, unemployment is low, and there is ample access to credit for RV buyers,” said Bob Martin, Thor President and CEO. "Our first quarter 2019 financial results reflect the return to normalized historical levels of first-quarter revenue following the unprecedented record first quarter of fiscal year 2018. As dealers continue to right-size inventory, we are taking advantage of our flexible production and variable cost model to align Company production with demand, and I continue to be optimistic about Thor’s long-term growth potential and ability to generate value for our shareholders, especially with the pending strategic acquisition of EHG. Consumers are increasingly looking to spend time outdoors with family and friends, which we believe will translate to demand for our products.”

Net sales decreased 21.0% for the Towable segment, 23.9% for the Motorized segment and 21.3% overall. Overall gross profit margins declined to 11.8% in the quarter, compared to 14.9% in the prior-year period, reflecting the impact of higher overall sales promotions and increased costs primarily associated with warranty expenses. Material costs also increased as a result of, directly or indirectly, the implementation of tariffs on many commodities and components utilized in the production of Thor's products, as well as increased pricing from some domestic suppliers in response to the tariffs. Net income in the quarter was also adversely affected by an unusually high effective tax rate. The Company’s first-quarter effective tax rate was 55.7% compared to a tax rate of 31.4% in the prior year because the $42.6 million non-cash, mark-to-market loss on the foreign currency forward contract is not deductible for income tax purposes. The Company expects to return to a more normalized effective tax rate of 23% to 25% in its fiscal second half of 2019.

In an effort to continue balancing production to meet current levels of dealer demand, the Company has taken a number of steps to adjust its production levels, and benefit from its variable cost structure. Certain subsidiaries intend to take extended plant shutdowns during the upcoming holiday season which should result in reductions in finished goods inventory. As a result, the Company expects that production will be balanced with overall retail demand during the historically stronger second half of the fiscal year.

Towable RVs

  Towable RV sales were $1.28 billion for the first quarter, down 21.0% from $1.62 billion in the prior-year period. This decrease was driven primarily by lower unit volume and increased levels of discounting further reducing net sales, which was partially offset by a mix shift toward higher-priced units.
  Towable gross profit margin fell to 12.0% in the fiscal first quarter. Gross profit was adversely impacted by increased material cost as a percent of sales, primarily due to increased discounting levels, as well as increased warranty costs, resulting in lower gross margins overall.
  Towable RV income before tax was $74.6 million, down 53.1% from $158.9 million in the first quarter last year. This decrease was driven primarily by the lower sales, increased levels of discounting and the resulting decrease in gross profit.
  Towable RV backlog decreased $1.44 billion, or 58.5%, to $1.02 billion, compared to $2.46 billion at the end of the first quarter of fiscal 2018, reflecting the impact of capacity additions on improving delivery times, as well as dealer inventory levels that are generally sufficient for current levels of retail demand. The Company believes the current towable RV backlog represents a return to a normalized, pre-winter inventory level.

Motorized RVs

  Motorized RV sales were $431.2 million for the first quarter, down 23.9% from $566.6 million in the prior-year period. The decrease in motorized sales was driven primarily by lower unit sales, partially offset by a mix shift toward higher priced product.
  Motorized gross profit margin fell to 10.3% in the fiscal first quarter as a result of reduced sales levels and increased warranty costs as a percent of sales for the quarter.
  Motorized RV income before tax was $21.7 million, down 42.2% from $37.6 million last year, driven primarily by the decrease in gross margin as well as lower sales levels.
  Motorized RV backlog decreased $383.5 million, or 34.1%, to $740.2 million from $1.12 billion a year earlier, reflecting the impact of capacity additions on improving delivery times. The Company believes the current motorized RV backlog is continuing to return to a normalized, pre-winter level.

Erwin Hymer Group Acquisition

On September 18, Thor announced that it entered into a definitive agreement to acquire EHG. The transaction is expected to be accretive to earnings in fiscal 2019 before taking into account anticipated efficiencies, purchase accounting adjustments and transaction-related expenses.

As noted earlier in this release, Thor incurred a number of acquisition-related expenses within the first quarter which reduced reported income by approximately $57.1 million, or $1.02 per share. The Company expects to incur additional expenses relating to the acquisition, including professional, legal and advisory fees related to closing of the transaction as well as the integration and implementation of enhanced controls consistent with SOX requirements and finalization of regulatory review costs. Capitalized fees related to the existing debt facility will also need to be fully expensed when the acquisition closes and the existing debt facility is terminated. The Company estimates these costs will range from approximately $30 million to $45 million for the remainder of fiscal 2019, exclusive of additional changes in the value of the foreign currency forward contract, which will continue to be marked to market, costs expected to be capitalized in connection with the debt facilities and purchase price accounting related charges. A large portion of these $30 million to $45 million of costs will be recognized at or prior to the acquisition closing date.

“As we work to complete our acquisition of EHG, we are mindful of maintaining the strength of our balance sheet to support our long-term strategic goals,” said Colleen Zuhl, Thor Senior Vice President and CFO. “We have shown our ability to responsibly manage leverage with our acquisition of Jayco in 2016, and we intend to maintain that same discipline as we look to reduce leverage resulting from the EHG acquisition once it is completed, while balancing our need to support strategic capital investments and return cash to our shareholders."

Outlook

Looking ahead, Thor’s management team and board remain focused on the long term and are optimistic about global growth opportunities. The combination of retail trends in the RV industry, an influx of new consumers entering the industry and the consistent growth in demand for outdoor experiences and products will provide the ideal environment for Thor Industries to grow and maximize value for all stakeholders.

“We remain confident in both the short and long-term fundamentals driving the RV industry. The combination of strong economic indicators, especially consumer confidence, an influx of new consumers entering the RV industry, and the consistent growth in demand for outdoor experiences and products provide the ideal environment for Thor Industries to grow and maximize value for all stakeholders,” said Peter B. Orthwein, Thor Executive Chairman.

"We are also excited to soon be completing our purchase of EHG, which will open new markets for us, and will make Thor Industries the largest global RV manufacturer. Our Company and management team have demonstrated that we have the ability to successfully integrate and manage large acquisitions by relying on our operational excellence and prudent financial management, and we are looking forward to working together with the EHG team to expand our leadership worldwide,” added Mr. Orthwein.

Supplemental Earnings Release Materials

Thor announced that it has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com/.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed or announced transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand; general economic, market and political conditions; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE (the "Erwin Hymer Group") include risks regarding the anticipated timing of the closing of the acquisition, the potential benefits of the proposed acquisition and the anticipated operating synergies, the satisfaction of the conditions to closing the acquisition in the anticipated timeframe or at all, the integration of the business, changes in Euro-U.S. dollar exchange rates that could impact the mark-to-market value of outstanding derivative instruments, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and Erwin Hymer Group's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
THREE MONTHS ENDED OCTOBER 31, 2018 AND 2017
($000's except share and per share data) (Unaudited)

	Three Months Ended October 31,
		% Net		% Net
	2018	Sales (1)	2017	Sales (1)

Net sales	$1,755,976		$2,231,668

Gross profit	$207,256	11.8%	$333,185	14.9%

Selling, general and administrative expenses	102,693	5.8%	134,263	6.0%

Amortization of intangible assets	12,591	0.7%	13,558	0.6%

Acquisition-related costs	57,089	3.3%	—	—%

Interest income (expense), net	346	—%	(1,031)	—%

Other income (expense), net	(3,712)	(0.2)%	2,758	0.1%

Income before income taxes	31,517	1.8%	187,091	8.4%

Income taxes	17,564	1.0%	58,685	2.6%

Net income and comprehensive income	$13,953	0.8%	$128,406	5.8%

Earnings per common share
Basic	$0.26		$2.44
Diluted	$0.26		$2.43

Weighted-avg. common shares outstanding - basic	52,726,496		52,611,926
Weighted-avg. common shares outstanding - diluted	52,899,603		52,818,363

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	October 31, 2018	July 31, 2018		October 31, 2018	July 31, 2018
Cash and equivalents	$224,921	$275,249	Current liabilities	$799,765	$769,330
Accounts receivable, net	503,791	487,235	Other long-term liabilities	72,317	71,594
Inventories, net	565,346	537,909	Stockholders' equity	1,928,346	1,937,741
Prepaid expenses and other	30,898	11,281
Total current assets	1,324,956	1,311,674
Property, plant & equipment, net	543,697	522,054
Goodwill	377,693	377,693
Amortizable intangible assets, net	375,757	388,348
Deferred income taxes and other, net	178,325	178,896
Total	$2,800,428	$2,778,665		$2,800,428	$2,778,665

CONTACT:
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912